                                                                  Exhibit (k)(7)

                             BROKER-DEALER AGREEMENT

                                     between

                      DEUTSCHE BANK TRUST COMPANY AMERICAS

                                       and

                             [NAME OF BROKER-DEALER]

                         Dated as of November [ ], 2003

                                   Relating to

                            AUCTION PREFERRED SHARES

                SERIES A, SERIES B, SERIES C, SERIES D, SERIES E

                               SERIES F & SERIES G

                                       of

                 EATON VANCE TAX-ADVANTAGED DIVIDEND INCOME FUND

      BROKER-DEALER AGREEMENT dated as of November [ ], 2003, between DEUTSCHE BANK TRUST COMPANY AMERICAS, a New York banking corporation (the "Auction Agent") (not in its individual capacity, but solely as agent of Eaton Vance Tax-Advantaged Dividend Income Fund, a Massachusetts business trust (the "Trust"), pursuant to authority granted to it in the Auction Agency Agreement dated as of November [ ], 2003, between the Trust and the Auction Agent (the "Auction Agency Agreement")) and [Name of Broker-Dealer] (together with its successors and assigns, "BD").

      The Trust proposes to issue [ ] preferred shares of beneficial interest, par value $0.01 per share, liquidation preference $25,000 per share, designated Series A Auction Preferred Shares, [ ] preferred shares of beneficial interest, par value $0.01 per share, liquidation preference $25,000 per share, designated Series B Auction Preferred Shares, [ ] preferred shares of beneficial interest, par value $0.01 per share, liquidation preference $25,000 per share, designated Series C Auction Preferred Shares, [ ] preferred shares of beneficial interest, par value $0.01 per share, liquidation preference $25,000 per share, designated Series D Auction Preferred Shares, [ ] preferred shares of beneficial interest, par value $0.01 per share, liquidation preference $25,000 per share, designated Series E Auction Preferred Shares, [ ] preferred shares of beneficial interest, par value $0.01 per share, liquidation preference $25,000 per share, designated Series F Auction Preferred Shares, and [ ] preferred shares of beneficial interest, par value $0.01 per share, liquidation preference $25,000 per share, designated Series G Auction Preferred Shares (collectively, the "APS"), pursuant to the Trust's Amended By-laws (as defined below).

      The Trust's Amended By-laws provide that the dividend rate on the APS for each Dividend Period therefor after the Initial Dividend Period shall be the Applicable Rate therefor, which in each case, in general shall be the rate per annum that a commercial bank, trust company or other financial institution appointed by the Trust advises resulting from implementation of the Auction Procedures (as defined below). The Board of Trustees of the Trust has adopted a resolution appointing Deutsche Bank Trust Company Americas as Auction Agent for purposes of the Auction Procedures, and pursuant to Section 2.5 of the Auction Agency Agreement, the Trust has requested and directed the Auction Agent to execute and deliver this Agreement.

      The Auction Procedures require the participation of one or more Broker-Dealers.

      NOW, THEREFORE, in consideration of the mutual covenants contained herein, the Auction Agent and BD agree as follows:

      I.    DEFINITIONS AND RULES OF CONSTRUCTION.

      1.1. Terms Defined by Reference to the Amended By-laws. Capitalized terms not defined herein shall have the respective meanings specified in the Amended By-laws of the Trust.

      1.2. Terms Defined Herein. As used herein and in the Settlement Procedures (as defined below), the following terms shall have the following meanings, unless the context otherwise requires:

            (a) "Amended By-laws" shall mean the By-laws of the Trust, as amended through the date hereof, establishing the powers, preferences and rights of the APS.

            (b) "Auction" shall have the meaning specified in Section 3.1 hereof.

            (c) "Auction Procedures" shall mean the Auction Procedures that are set forth in Section 9 of Article VII of the Amended By-laws.

            (d) "Authorized Officer" shall mean each Director, Vice President, Assistant Vice President, and Associate of the Auction Agent, and every other officer or employee of the Auction Agent designated as an "Authorized Officer" for purposes of this Agreement in a communication to BD.

            (e) "BD Officer" shall mean each officer or employee of BD designated as a "BD Officer" for purposes of this Agreement in a communication to the Auction Agent.

            (f) "Broker-Dealer Agreement" shall mean this Agreement and any substantially similar agreement between the Auction Agent and a Broker-Dealer.

            (g) "Settlement Procedures" shall mean the Settlement Procedures attached hereto as Exhibit A.

      1.3. Rules of Construction. Unless the context or use indicates another or different meaning or intent, the following rules shall apply to the construction of this Agreement:

            (a) Words importing the singular number shall include the plural number and vice versa.

            (b) The captions and headings herein are solely for convenience of reference and shall not constitute a part of this Agreement, nor shall they affect its meaning, construction or effect.

            (c) The words "hereof," "herein," "hereto," and other words of similar import refer to this Agreement as a whole.

            (d) All references herein to a particular time of day shall be to New York City time.

      II. NOTIFICATION OF DIVIDEND PERIOD AND ADVANCE NOTICE OF ALLOCATION OF TAXABLE INCOME.

      2.1. The provisions contained in paragraph 2 of Article VII of the Amended By-laws concerning the notification of a Special Dividend Period will be followed by the Auction Agent and BD, and the provisions contained therein are incorporated herein by reference in their entirety and shall be deemed to be a part of this Agreement to the same extent as if such provisions were set forth fully herein.

      2.2. Except as otherwise provided in paragraph 2 of Article VII of the Amended By-laws, whenever the Trust intends to include any net capital gains or other income subject to regular Federal income tax in any dividend on shares of APS, the Trust will notify the Auction Agent of the amount to be so included at least five Business Days prior to the Auction Date on which the Applicable Rate for such dividend is to be established. Whenever the Auction Agent receives such notice from the Trust, in turn it will notify BD, who, on or prior to such Auction Date, will notify its Beneficial Owners and Potential Beneficial Owners believed to be interested in submitting an Order in the Auction to be held on such Auction Date. Whenever the Trust intends to include any additional amounts in a dividend as provided in paragraph 2 of Article VII of the Amended By-laws, the Trust will notify the Auction Agent of such additional amounts to be so included in such dividend at least five Business Days prior to the applicable Dividend Payment Date. Whenever the Auction Agent receives such notice from the Trust, in turn it will notify the Securities Depository and BD, who, on or prior to the applicable Dividend Payment Date, will notify its Beneficial Owners.

      III. THE AUCTION.

      3.1. Purpose; Incorporation by Reference of Auction Procedures and Settlement Procedures.

      (a) On each Auction Date, the provisions of the Auction Procedures will be followed by the Auction Agent for the purpose of determining the Applicable Rate for the of APS, for the next Dividend Period therefor. Each periodic operation of such procedures is hereinafter referred to as an "Auction."

      (b) All of the provisions contained in the Auction Procedures and the Settlement Procedures are incorporated herein by reference in their entirety and shall be deemed to be a part of this Agreement to the same extent as if such provisions were set forth fully herein.

      (c) BD agrees to act as, and assumes the obligations of and limitations and restrictions placed upon, a Broker-Dealer under this Agreement. BD understands that other Persons meeting the requirements specified in the definition of "Broker-Dealer" contained in Paragraph 10 of Article VII of the Amended By-laws may execute a Broker-Dealer Agreement and participate as Broker-Dealers in Auctions.

      (d) BD and other Broker-Dealers may participate in Auctions for their own accounts. However, the Trust, by notice to BD and all other Broker Dealers, may prohibit all Broker-Dealers from submitting Bids in Auctions for their own accounts, provided that Broker-Dealers may continue to submit Hold Orders and Sell Orders.

      3.2. Preparation for Each Auction.

      (a) Not later than 9:30 A.M. on each Auction Date for the APS, the Auction Agent shall advise BD by telephone of the Reference Rate and the Maximum Applicable Rate in effect on such Auction Date.

      (b) In the event that the Auction Date for any Auction shall be changed after the Auction Agent has given the notice referred to in paragraph (a) of the Settlement Procedures, the Auction Agent, by such means as the Auction Agent deems practicable, shall give notice of such change to BD not later than the earlier of 9:15 A.M. on the new Auction Date or 9:15 A.M. on the old Auction Date. Thereafter, BD promptly shall notify customers of BD that BD believes are Beneficial Owners of shares of APS of such change in the Auction Date.

      (c) The Auction Agent from time to time may request BD to provide it with a list of the respective customers BD believes are Beneficial Owners of shares of APS. BD shall comply with any such request, and the Auction Agent shall keep confidential any such information, including information received as to the identity of Bidders in any Auction, and shall not disclose any such information so provided to any Person other than the Trust; and such information shall not be used by the Auction Agent or its officers, employees, agents or representatives for any purpose other than such purposes as are described herein. The Auction Agent shall transmit any list of customers BD believes are Beneficial Owners of shares of APS and information related thereto only to its officers, employees, agents or representatives who need to know such information for the purposes of acting in accordance with this Agreement, and the Auction Agent shall prevent the transmission of such information to others and shall cause its officers, employees, agents and representatives to abide by the foregoing confidentiality restrictions; provided, however, that the Auction Agent shall have no responsibility or liability for the actions of any of its officers, employees, agents or representatives after they have left the employ of the Auction Agent.

      3.3. Auction Schedule; Method of Submission of Orders.

      (a) The Trust and the Auction Agent shall conduct Auctions for APS in accordance with the schedule set forth below. Such schedule may be changed at any time by the Auction Agent with the consent of the Trust, which consent shall not be withheld unreasonably. The

Auction Agent shall give notice of any such change to BD. Such notice shall be received prior to the first Auction Date on which any such change shall be effective.

            Time                          Event
            ----                          -----
            By:   9:30 A.M.               Auction Agent advises the
                                          Trust and Broker-Dealers
                                          of the Reference Rate and
                                          the Maximum

            9:30 A.M. - 1:30 P.M.         Applicable Rate as set
                                          forth in Section 3.2(a)
                                          hereof

                                          Auction Agent assembles
                                          information communicated
                                          to it by Broker-Dealers as
                                          provided in Section
                                          9(d)(i) of Article VII of
                                          the Amended By-laws.
                                          Submission Deadline is
                                          1:30 P.M.

            Not earlier than 1:30 P.M.    Auction Agent makes determinations
                                          pursuant to Section 9(d)(i) of Article
                                          VII of the Amended By-laws.

            By approximately 3:00 P.M.    Auction Agent advises the
                                          Trust of the results of
                                          the Auction as provided in
                                          Section 9(d)(ii) of
                                          Article VII of the Amended
                                          By-laws. Submitted Bids
                                          and Submitted  Sell Orders
                                          are accepted and rejected
                                          in whole or in part and
                                          shares of APS are
                                          allocated as provided in
                                          Section 9(e) of Article
                                          VII of the Amended
                                          By-laws. Auction Agent
                                          gives notice of the
                                          Auction results as set
                                          forth in Section 3.4(a)
                                          hereof.

      (b) BD agrees to maintain a list of Potential Beneficial Owners and to contact the Potential Beneficial Owners on such list on or prior to each Auction Date for the purposes set forth in Section 9 of Article VII of the Amended By-laws.

      (c) BD shall submit Orders to the Auction Agent in writing in substantially the form attached hereto as Exhibit B. BD shall submit separate Orders to the Auction Agent for each Potential Beneficial Owner or Beneficial Owner on whose behalf BD is submitting an Order and shall not net or aggregate the Orders of Potential Beneficial Owners or Beneficial Owners on whose behalf BD is submitting Orders.

      (d) BD shall deliver to the Auction Agent (i) a written notice, substantially in the form attached hereto as Exhibit C, of transfers of shares of APS, made through BD by an Existing Holder to another Person other than pursuant to an Auction, and (ii) a written notice, substantially in the form attached hereto as Exhibit D, of the failure of shares of APS to be transferred to or by any Person that purchased or sold shares of APS through BD pursuant to an Auction. The Auction Agent is not required to accept any notice delivered pursuant to the terms of the foregoing sentence with respect to an Auction unless it is received by the Auction Agent by 3:00 P.M. on the Business Day next preceding the applicable Auction Date.

      3.4. Notice of Auction Results.

      (a) On each Auction Date, the Auction Agent shall notify BD by telephone as set forth in paragraph (a) of the Settlement Procedures. On the Business Day next succeeding such Auction Date, the Auction Agent shall notify BD in writing of the disposition of all Orders submitted by BD in the Auction held on such Auction Date.

      (b) BD shall notify each Beneficial Owner, Potential Beneficial Owner, Existing Holder or Potential Holder on whose behalf BD has submitted an Order as set forth in paragraph (b) of the Settlement Procedures, and take such other action as is required of BD pursuant to the Settlement Procedures.

      If any Beneficial Owner or Existing Holder selling shares of APS in an Auction fails to deliver such shares, the BD of any Person that was to have purchased shares of APS in such Auction may deliver to such Person a number of whole shares of APS that is less than the number of shares that otherwise was to be purchased by such Person. In such event, the number of shares of APS to be so delivered shall be determined by such BD. Delivery of such lesser number of shares shall constitute good delivery. Upon the occurrence of any such failure to deliver shares, such BD shall deliver to the Auction Agent the notice required by Section 3.3(d)(ii) hereof. Notwithstanding the foregoing terms of this Section 3.4(b), any delivery or non-delivery of shares of APS which represents any departure from the results of an Auction, as determined by the Auction Agent, shall be of no effect unless and until the Auction Agent shall have been notified of such delivery or non-delivery in accordance with the terms of Section 3.3(d) hereof. The Auction Agent shall have no duty or liability with respect to enforcement of this Section 3.4(b).

      3.5. Service Charge to Be Paid to BD.

      On the Business Day next succeeding each Auction Date, the Auction Agent shall pay to BD from moneys received from the Trust an amount equal to: (a) in the case of any Auction Date immediately preceding a Dividend Period of 7 days or less, the product of (i) a fraction the numerator of which is the number of days in such Dividend Period and the denominator of which is 365, times (ii) 1/4 of 1%, times (iii) $25,000, times (iv) the sum of (A) the aggregate number of APS placed by BD in the applicable Auction that were (x) the subject of a Submitted Bid of a

Beneficial Owner submitted by BD and continued to be held as a result of such submission and (y) the subject of a Submitted Bid of a Potential Beneficial Owner submitted by BD and were purchased as a result of such submission plus (B) the aggregate number of APS subject to valid Hold Orders (determined in accordance with Section 9 of Article VII of the Amended By-laws) submitted to the Auction Agent by BD plus (C) the number of APS deemed to be subject to Hold Orders by Beneficial Owners pursuant to Section 9 of Article VII of the Amended By-laws that were acquired by such Beneficial Owners through BD; and (b) in the case of any Auction Date immediately preceding a Special Dividend Period, that amount as mutually agreed upon by the Trust and BD, based on the selling concession that would be applicable to an underwriting of fixed or variable rate preferred shares with a similar final maturity or variable rate dividend period, at the commencement of such Special Dividend Period.

      For purposes of sub-clause (a)(iv)(C) of the foregoing sentence, if any Beneficial Owner who acquired shares of APS through BD transfers those shares to another Person other than pursuant to an Auction, then the Broker-Dealer for the shares so transferred shall continue to be BD, provided, however, that if the transfer was effected by, or if the transferee is, a Broker-Dealer other than BD, then such Broker-Dealer shall be the Broker-Dealer for such shares.

      IV. THE AUCTION AGENT.

      4.1. Duties and Responsibilities.

      (a) The Auction Agent is acting solely as agent for the Trust hereunder and owes no fiduciary duties to any other Person by reason of this Agreement.

      (b) The Auction Agent undertakes to perform such duties and only such duties as are set forth specifically in this Agreement, and no implied covenants or obligations shall be read into this Agreement against the Auction Agent.

      (c) In the absence of bad faith or negligence on its part, the Auction Agent shall not be liable for any action taken, suffered or omitted by it, or for any error of judgment made by it in the performance of its duties under this Agreement. The Auction Agent shall not be liable for any error of judgment made in good faith unless the Auction Agent shall have been negligent in ascertaining (or failing to ascertain) the pertinent facts.

      4.2. Rights of the Auction Agent.

      (a) The Auction Agent may rely upon, and shall be protected in acting or refraining from acting upon, any communication authorized by this Agreement and any written instruction, notice, request, direction, consent, report, certificate, share certificate or other instrument, paper or document believed by it to be genuine. The Auction Agent shall not be liable for acting upon any telephone communication authorized by this Agreement which the Auction Agent believes in good faith to have been given by the Trust or by BD. The Auction Agent may record telephone communications with BD.

      (b) The Auction Agent may consult with counsel of its own choice, and the advice of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon.

      (c) The Auction Agent shall not be required to advance, expend or risk its own funds or otherwise incur or become exposed to financial liability in the performance of its duties hereunder.

      (d) The Auction Agent may perform its duties and exercise its rights hereunder either directly or by or through agents or attorneys.

      4.3. Auction Agent's Disclaimer. The Auction Agent makes no representation as to the validity or adequacy of this Agreement or the APS.

      V. MISCELLANEOUS.

      5.1. Termination. Any party may terminate this Agreement at any time upon five days' prior written notice to the other party; provided, however, that if BD is [List Lead Underwriters], neither BD nor the Auction Agent may terminate this Agreement without first obtaining the prior written consent of the Trust to such termination, which consent shall not be withheld unreasonably.

      5.2. Participant in Securities Depository; Payment of Dividends in Same-Day Funds.

      (a) BD is, and shall remain for the term of this Agreement, a member of, or a participant in, the Securities Depository (or an affiliate of such a member or participant).

      (b) BD represents that it (or if BD does not act as Agent Member, one of its affiliates) shall make all dividend payments on the APS available in same-day funds on each Dividend Payment Date to customers that use BD (or its affiliate) as Agent Member.

      5.3. Agent Member. At the date hereof, BD is a participant of the Securities Depository.

      5.4. Communications. Except for (i) communications authorized to be made by telephone pursuant to this Agreement or the Auction Procedures and (ii) communications in connection with the Auctions (other than those expressly required to be in writing), all notices, requests and other communications to any party hereunder shall be in writing (including telecopy or similar writing) and shall be given to such party at its address or telecopier number set forth below:

      If to BD,         [Insert Name and Address of Broker-Dealer]
      addressed to:


                         Attention:

                         Telecopier No.:
                         Telephone No.:

      If to the Auction:      Deutsche Bank Trust Company Americas
      addressed to:           Corporate Trust and Agency Services
                              60 Wall Street
                              27th Floor
                              New York, NY 10005
                              Attention: Auction Rate Securities
                              Telecopier No.: (212) 797-8600
                              Telephone No.: (212) 250-6645

or such other address or telecopier number as such party hereafter may specify for such purpose by notice to the other party. Each such notice, request or communication shall be effective when delivered at the address specified herein. Communications shall be given on behalf of BD by a BD Officer and on behalf of the Auction Agent by an Authorized Officer. BD may record telephone communications with the Auction Agent.

      5.5. Entire Agreement. This Agreement contains the entire agreement between the parties relating to the subject matter hereof, and there are no other representations, endorsements, promises, agreements or understandings, oral, written or inferred, between the parties relating to the subject matter hereof.

      5.6. Benefits. Nothing in this Agreement, express or implied, shall give to any person, other than the Trust, the Auction Agent and BD and their respective successors and assigns, any benefit of any legal or equitable right, remedy or claim under this Agreement.

      5.7. Amendment; Waiver.

      (a) This Agreement shall not be deemed or construed to be modified, amended, rescinded, canceled or waived, in whole or in part, except by a written instrument signed by a duly authorized representative of the party to be charged.

      (b) Failure of either party to this Agreement to exercise any right or remedy hereunder in the event of a breach of this Agreement by the other party shall not constitute a waiver of any such right or remedy with respect to any subsequent breach.

      5.8. Successors and Assigns. This Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the respective successors and permitted assigns of each of BD and the Auction Agent. This Agreement may not be assigned by either party hereto absent the prior written consent of the other party; provided, however, that this Agreement may be assigned by the Auction Agent to a successor Auction Agent selected by the Trust without the consent of BD.

      5.9. Severability. If any clause, provision or section of this Agreement shall be ruled invalid or unenforceable by any court of competent jurisdiction, the invalidity or unenforceability of such clause, provision or section shall not affect any remaining clause, provision or section hereof.

      5.10. Execution in Counterparts. This Agreement may be executed in several counterparts, each of which shall be an original and all of which shall constitute but one and the same instrument.

      5.11. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed in said state.

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the date first above written.

                                    DEUTSCHE BANK TRUST COMPANY AMERICAS


                                    ____________________________________
                                    By:
                                    Title:


                                    [NAME OF BROKER-DEALER]


                                    ____________________________________
                                    By:
                                    Title:

                                    EXHIBIT A

                              SETTLEMENT PROCEDURES

      9.(a) Certain definitions. As used in this paragraph 9, the following terms shall have the following meanings, unless the context otherwise requires:

      (i) "APS" means the shares of APS being auctioned pursuant to this paragraph 9.

      (ii) "Auction Date" means the first Business Day preceding the first day of a Dividend Period.

      (iii) "Available APS" has the meaning specified in paragraph 9(d)(i) below.

      (iv) "Bid" has the meaning specified in paragraph 9(b)(i) below.

      (v) "Bidder" has the meaning specified in paragraph 9(b)(i) below.

      (vi) "Hold Order" has the meaning specified in paragraph 9(b)(i) below.

      (vii) "Maximum Applicable Rate" for any Dividend Period will be the Applicable Percentage of the Reference Rate. The Applicable Percentage will be determined based on (i) the credit rating assigned on such date to such shares by [ ] or [ ] (or if [ ] or [ ] shall not make such rating available, the equivalent of such rating by a Substitute Rating Agency) and (ii) whether the Trust has provided notification to the Auction Agent prior to the Auction establishing the Applicable Rate for any dividend pursuant to paragraph 2(f) hereof that net capital gains or other taxable income will be included in such dividend on shares of APS as follows:

                                                  Percentage of
            Credit Ratings                         Reference
                                                     Rate

          Moody's               Fitch             Notification
       Aa3 or higher          AA- or higher           150%
         A3 to A1               A- to A+              160%
       Baa3 to Baa1           BBB- to BBB+            250%
        Below Baa3             Below BBB-             275%


      The Trust shall take all reasonable action necessary to enable [ ] or [ ] to provide a rating for each series of APS. If [ ] or [ ] shall not make such a rating available, [ ] or its affiliates and successors, after consultation with the Trust, shall select a nationally recognized statistical rating organization to act as a Substitute Rating Agency.

      (viii) "Order" has the meaning specified in paragraph 9(b)(i) below.

      (ix) "Sell Order" has the meaning specified in paragraph 9(b)(i) below.

      (x) "Submission Deadline" means 1:30 p.m., New York City time, on any Auction Date or such other time on any Auction Date as may be specified by the Auction Agent from time to time as the time by which each Broker-Dealer must submit to the Auction Agent in writing all Orders obtained by it for the Auction to be conducted on such Auction Date.

      (xi) "Submitted Bid" has the meaning specified in paragraph 9(d)(i) below.

      (xii) "Submitted Hold Order" has the meaning specified in paragraph 9(d)(i) below.

      (xiii) "Submitted Order" has the meaning specified in paragraph 9(d)(i) below.

      (xiv) "Submitted Sell Order" has the meaning specified in paragraph 9(d)(i) below.

      (xv) "Sufficient Clearing Bids" has the meaning specified in paragraph 9(d)(i) below.

      (xvi) "Winning Bid Rate" has the meaning specified in paragraph 9(d)(i) below.

      (b) Orders by Beneficial Owners, Potential Beneficial Owners, Existing Holders and Potential Holders.

      (i) Unless otherwise permitted by the Trust, Beneficial Owners and Potential Beneficial Owners may only participate in Auctions through their Broker-Dealers. Broker-Dealers will submit the Orders of their respective customers who are Beneficial Owners and Potential Beneficial Owners to the Auction Agent, designating themselves as Existing Holders in respect of shares subject to Orders submitted or deemed submitted to them by Beneficial Owners and as Potential Holders in respect of shares subject to Orders submitted to them by Potential Beneficial Owners. A Broker-Dealer may also hold shares of APS in its own account as a Beneficial Owner. A Broker-Dealer may thus submit Orders to the Auction Agent as a Beneficial Owner or a Potential Beneficial Owner and therefore participate in an Auction as an Existing Holder or Potential Holder on behalf of both itself and its customers. On or prior to the Submission Deadline on each Auction Date:

      (A) each Beneficial Owner may submit to its Broker-Dealer information as to:

            (1) the number of Outstanding shares, if any, of APS held by such Beneficial Owner which such Beneficial Owner desires to continue to hold without regard to the Applicable Rate for the next succeeding Dividend Period;

            (2) the number of Outstanding shares, if any, of APS held by such Beneficial Owner which such Beneficial Owner desires to continue to hold, provided that the Applicable Rate for the next succeeding Dividend Period shall not be less than the rate per annum specified by such Beneficial Owner; and/or

            (3) the number of Outstanding shares, if any, of APS held by such Beneficial Owner which such Beneficial Owner offers to sell without regard to the Applicable Rate for the next succeeding Dividend Period; and

      (B) each Broker-Dealer, using a list of Potential Beneficial Owners that shall be maintained in good faith for the purpose of conducting a competitive Auction, shall contact Potential Beneficial Owners, including Persons that are not Beneficial Owners, on such list to determine the number of Outstanding shares, if any, of APS which each such Potential Beneficial Owner offers to purchase, provided that the Applicable Rate for the next succeeding Dividend Period shall not be less than the rate per annum specified by such Potential Beneficial Owner.

      For the purposes hereof, the communication by a Beneficial Owner or Potential Beneficial Owner to a Broker-Dealer, or the communication by a Broker-Dealer acting for its own account to the Auction Agent, of information referred to in clause (A) or (B) of this paragraph 9(b)(i) is hereinafter referred to as an "Order" and each Beneficial Owner and each Potential Beneficial Owner placing an Order, including a Broker-Dealer acting in such capacity for its own account, is hereinafter referred to as a "Bidder"; an Order containing the information referred to in clause (A)(1) of this paragraph 9(b)(i) is hereinafter referred to as a "Hold Order"; an Order containing the information referred to in clause (A)(2) or (B) of this paragraph 9(b)(i) is hereinafter referred to as a "Bid"; and an Order containing the information referred to in clause (A)(3) of this paragraph 9(b)(i) is hereinafter referred to as a "Sell Order". Inasmuch as a Broker-Dealer participates in an Auction as an Existing Holder or a Potential Holder only to represent the interests of a Beneficial Owner or Potential Beneficial Owner, whether it be its customers or itself, all discussion herein relating to the consequences of an Auction for Existing Holders and Potential Holders also applies to the underlying beneficial ownership interests represented.

      (ii) (A) A Bid by an Existing Holder shall constitute an irrevocable offer to sell:

      (1) the number of Outstanding shares of APS specified in such Bid if the Applicable Rate determined on such Auction Date shall be less than the rate per annum specified in such Bid; or (1) such number or a lesser number of Outstanding shares of APS to be determined as set forth in paragraph 9(e)(i)(D) if the Applicable Rate determined on such Auction Date shall be equal to the rate per annum specified therein; or

      (2) a lesser number of Outstanding shares of APS to be determined as set forth in paragraph 9(e)(ii)(C) if such specified rate per annum shall be higher than the Maximum Applicable Rate and Sufficient Clearing Bids do not exist.

      (B) A Sell Order by an Existing Holder shall constitute an irrevocable offer to sell:

            (1) the number of Outstanding shares of APS specified in such Sell Order; or

            (2) such number or a lesser number of Outstanding shares of APS to be determined as set forth in paragraph 9(e)(ii)(C) if Sufficient Clearing Bids do not exist.

      (C) A Bid by a Potential Holder shall constitute an irrevocable offer to purchase:

            (1) the number of Outstanding shares of APS specified in such Bid if the Applicable Rate determined on such Auction Date shall be higher than the rate per annum specified in such Bid; or

            (2) such number or a lesser number of Outstanding shares of APS to be determined as set forth in paragraph 9(e)(i)(E) if the Applicable Rate determined on such Auction Date shall be equal to the rate per annum specified therein.

            (c) Submission of Orders by Broker-Dealers to Auction Agent

            (i) Each Broker-Dealer shall submit in writing or through the Auction Agent's Auction Processing System to the Auction Agent prior to the Submission Deadline on each Auction Date all Orders obtained by such Broker-Dealer, designating itself (unless otherwise permitted by the Trust) as an Existing Holder in respect of shares subject to Orders submitted or deemed submitted to it by Beneficial Owners and as a Potential Holder in respect of shares subject to Orders submitted to it by Potential Beneficial Owners, and specifying with respect to each Order:

            (A) the name of the Bidder placing such Order (which shall be the Broker-Dealer unless otherwise permitted by the Trust);

            (B) the aggregate number of Outstanding shares of APS that are the subject of such Order;

            (C) to the extent that such Bidder is an Existing Holder:

                  (1) the number of Outstanding shares, if any, of APS subject to any Hold Order placed by such Existing Holder;

                  (2) the number of Outstanding shares, if any, of APS subject to any Bid placed by such Existing Holder and the rate per annum specified in such Bid; and

                  (3) the number of Outstanding shares, if any, of APS subject to any Sell Order placed by such Existing Holder; and

            (D) to the extent such Bidder is a Potential Holder, the rate per annum specified in such Potential Holder's Bid.

      (ii) If any rate per annum specified in any Bid contains more than three figures to the right of the decimal point, the Auction Agent shall round such rate up to the next highest one-thousandth (.001) of 1%.

      (iii) If an Order or Orders covering all of the Outstanding shares of APS held by an Existing Holder are not submitted to the Auction Agent prior to the Submission Deadline, the Auction Agent shall deem a Hold Order (in the case of an Auction relating to a Dividend Period which is not a Special Dividend Period) and a Sell Order (in the case of an Auction relating to a Special Dividend Period) to have been submitted on behalf of such Existing Holder covering the number of Outstanding shares of APS held by such Existing Holder and not subject to Orders submitted to the Auction Agent.

      (iv) If one or more Orders on behalf of an Existing Holder covering in the aggregate more than the number of Outstanding shares of APS held by such Existing Holder are submitted to the Auction Agent, such Order shall be considered valid as follows and in the following order of priority:

            (A) any Hold Order submitted on behalf of such Existing Holder shall be considered valid up to and including the number of Outstanding shares of APS held by such Existing Holder; provided that if more than one Hold Order is submitted on behalf of such Existing Holder and the number of shares of APS subject to such Hold Orders exceeds the number of Outstanding shares of APS held by such Existing Holder, the number of shares of APS subject to each of such Hold Orders shall be reduced pro rata so that such Hold Orders, in the aggregate, will cover exactly the number of Outstanding shares of APS held by such Existing Holder;

            (B) any Bids submitted on behalf of such Existing Holder shall be considered valid, in the ascending order of their respective rates per annum if more than one Bid is submitted on behalf of such Existing Holder, up to and including the excess of the number of Outstanding shares of APS held by such Existing Holder over the number of shares of APS subject to any Hold Order referred to in paragraph 9(c)(iv)(A) above (and if more than one Bid submitted on behalf of such Existing Holder specifies the same rate per annum and together they cover more than the remaining number of shares that can be the subject of valid Bids after application of paragraph 9(c)(iv)(A) above and of the foregoing portion of this paragraph 9(c)(iv)(B) to any Bid or Bids specifying a lower rate or rates per annum, the number of shares subject to each of such Bids shall be reduced pro rata so that such Bids, in the aggregate, cover exactly such remaining number of shares); and the number of shares, if any, subject to Bids not valid under this paragraph 9(c)(iv)(B) shall be treated as the subject of a Bid by a Potential Holder; and

            (C) any Sell Order shall be considered valid up to and including the excess of the number of Outstanding shares of APS held by such Existing Holder over the number of shares of APS subject to Hold Orders referred to in paragraph 9(c)(iv)(A) and Bids referred to in paragraph 9(c)(iv)(B); provided that if more than one Sell Order is submitted on behalf of any Existing Holder and the number of shares of APS subject to such Sell Orders is greater than such excess, the number of shares of APS subject to each of such Sell Orders shall be reduced pro rata so that such Sell Orders, in the aggregate, cover exactly the number of shares of APS equal to such excess.

      (v) If more than one Bid is submitted on behalf of any Potential Holder, each Bid submitted shall be a separate Bid with the rate per annum and number of shares of APS therein specified.

      (vi) Any Order submitted by a Beneficial Owner as a Potential Beneficial Owner to its Broker-Dealer, or by a Broker-Dealer to the Auction Agent, prior to the Submission Deadline on any Auction Date shall be irrevocable.

      (d) Determination of Sufficient Clearing Bids, Winning Bid Rate and Applicable Rate.

      (i) Not earlier than the Submission Deadline on each Auction Date, the Auction Agent shall assemble all Orders submitted or deemed submitted to it by the Broker-Dealers (each such Order as submitted or deemed submitted by a Broker-Dealer being hereinafter referred to individually as a "Submitted Hold Order", a "Submitted Bid" or a "Submitted Sell Order", as the case may be, or as a "Submitted Order") and shall determine:

            (A) the excess of the total number of Outstanding shares of APS over the number of Outstanding shares of APS that are the subject of Submitted Hold Orders (such excess being hereinafter referred to as the "Available APS");

            (B) from the Submitted Orders whether the number of Outstanding shares of APS that are the subject of Submitted Bids by Potential Holders specifying one or more rates per annum equal to or lower than the Maximum Applicable Rate exceeds or is equal to the sum of:

            (1) the number of Outstanding shares of APS that are the subject of Submitted Bids by Existing Holders specifying one or more rates per annum higher than the Maximum Applicable Rate, and

            (2) the number of Outstanding shares of APS that are subject to Submitted Sell Orders (if such excess or such equality exists (other than because the number of Outstanding shares of APS in clause (1) above and this clause (2) are each zero because all of the Outstanding shares of APS are the subject of Submitted Hold Orders), such Submitted Bids by Potential Holders being hereinafter referred to collectively as "Sufficient Clearing Bids"); and

             (C) if Sufficient Clearing Bids exist, the lowest rate per annum specified in the Submitted Bids (the "Winning Bid Rate") that if:

             (1) each Submitted Bid from Existing Holders specifying the Winning Bid Rate and all other Submitted Bids from Existing Holders specifying lower rates per annum were rejected, thus entitling such Existing Holders to continue to hold the shares of APS that are the subject of such Submitted Bids, and

             (2) each Submitted Bid from Potential Holders specifying the Winning Bid Rate and all other Submitted Bids from Potential Holders specifying lower rates per annum were accepted, thus entitling the Potential Holders to purchase the shares of APS that are the subject of such Submitted Bids, would result in the number of shares subject to all Submitted Bids specifying the Winning Bid Rate or a lower rate per annum being at least equal to the Available APS.

      (ii) Promptly after the Auction Agent has made the determinations pursuant to paragraph 9(d)(i), the Auction Agent shall advise the Trust of the Maximum Applicable Rate and, based on such determinations, the Applicable Rate for the next succeeding Dividend Period as follows:

            (A) if Sufficient Clearing Bids exist, that the Applicable Rate for the next succeeding Dividend Period shall be equal to the Winning Bid Rate;

            (B) if Sufficient Clearing Bids do not exist (other than because all of the Outstanding shares of APS are the subject of Submitted Hold Orders), that the Applicable Rate for the next succeeding Dividend Period shall be equal to the Maximum Applicable Rate; or

            (C) if all of the Outstanding shares of APS are the subject of Submitted Hold Orders, that the Dividend Period next succeeding the Auction shall automatically be the same length as the immediately preceding Dividend Period and the Applicable Rate for the next succeeding Dividend Period shall be equal to 40% of the Reference Rate (or 60% of such rate if the Trust has provided notification to the Auction Agent prior to the Auction establishing the Applicable Rate for any dividend pursuant to paragraph 2(f) hereof that net capital gains or other taxable income will be included in such dividend on shares of APS) on the date of the Auction.

            (e) Acceptance and Rejection of Submitted Bids and Submitted Sell Orders and Allocation of Shares. Based on the determinations made pursuant to paragraph 9(d)(i), the Submitted Bids and Submitted Sell Orders shall be accepted or rejected and the Auction Agent shall take such other action as set forth below:

      (i) If Sufficient Clearing Bids have been made, subject to the provisions of paragraph 9(e)(iii) and paragraph 9(e)(iv), Submitted Bids and Submitted Sell Orders shall be accepted or rejected in the following order of priority and all other Submitted Bids shall be rejected:

            (A) the Submitted Sell Orders of Existing Holders shall be accepted and the Submitted Bid of each of the Existing Holders specifying any rate per annum that is higher than the Winning Bid Rate shall be accepted, thus requiring each such Existing Holder to sell the Outstanding shares of APS that are the subject of such Submitted Sell Order or Submitted Bid;

            (B) the Submitted Bid of each of the Existing Holders specifying any rate per annum that is lower than the Winning Bid Rate shall be rejected, thus entitling each such Existing Holder to continue to hold the Outstanding shares of APS that are the subject of such Submitted Bid;

            (C) the Submitted Bid of each of the Potential Holders specifying any rate per annum that is lower than the Winning Bid Rate shall be accepted;

            (D) the Submitted Bid of each of the Existing Holders specifying a rate per annum that is equal to the Winning Bid Rate shall be rejected, thus entitling each such Existing Holder to continue to hold the Outstanding shares of APS that are the subject of such Submitted Bid, unless the number of Outstanding shares of APS subject to all such Submitted Bids shall be greater than the number of Outstanding shares of APS ("Remaining Shares") equal to the excess of the Available APS over the number of Outstanding shares of APS subject to Submitted Bids described in paragraph 9(e)(i)(B) and paragraph 9(e)(i)(C), in which event the Submitted Bids of each such Existing Holder shall be accepted, and each such Existing Holder shall be required to sell Outstanding shares of APS, but only in an amount equal to the difference between (1) the number of Outstanding shares of APS then held by such Existing Holder subject to such Submitted Bid and (2) the number of shares of APS obtained by multiplying (x) the number of Remaining Shares by (y) a fraction the numerator of which shall be the number of Outstanding shares of APS held by such Existing Holder subject to such Submitted Bid and the denominator of which shall be the sum of the number of Outstanding shares of APS subject to such Submitted Bids made by all such Existing Holders that specified a rate per annum equal to the Winning Bid Rate; and

            (E) the Submitted Bid of each of the Potential Holders specifying a rate per annum that is equal to the Winning Bid Rate shall be accepted but only in an amount equal to the number of Outstanding shares of APS obtained by multiplying (x) the difference between the Available APS and the number of Outstanding shares of APS subject to Submitted Bids described in paragraph 9(e)(i)(B), paragraph 9(e)(i)(C) and paragraph 9(e)(i)(D) by (y) a fraction the numerator of which shall be the number of Outstanding shares of APS subject to such Submitted Bid and the denominator of which shall be the sum of the number of Outstanding shares of APS subject to such 74 Submitted Bids made by all such Potential Holders that specified rates per annum equal to the Winning Bid Rate.


      (ii) If Sufficient Clearing Bids have not been made (other than because all of the Outstanding shares of APS are subject to Submitted Hold Orders), subject to the provisions of paragraph 9(e)(iii), Submitted Orders shall be accepted or rejected as follows in the following order of priority and all other Submitted Bids shall be rejected:

            (A) the Submitted Bid of each Existing Holder specifying any rate per annum that is equal to or lower than the Maximum Applicable Rate shall be rejected, thus entitling such Existing Holder to continue to hold the Outstanding shares of APS that are the subject of such Submitted Bid;

            (B) the Submitted Bid of each Potential Holder specifying any rate per annum that is equal to or lower than the Maximum Applicable Rate shall be accepted, thus requiring such Potential Holder to purchase the Outstanding shares of APS that are the subject of such Submitted Bid; and

            (C) the Submitted Bids of each Existing Holder specifying any rate per annum that is higher than the Maximum Applicable Rate shall be accepted and the Submitted Sell Orders of each Existing Holder shall be accepted, in both cases only in an amount equal to the difference between
      (1) the number of

      Outstanding shares of APS then held by such Existing Holder subject to such Submitted Bid or Submitted Sell Order and (2) the number of shares of APS obtained by multiplying (x) the difference between the Available APS and the aggregate number of Outstanding shares of APS subject to Submitted Bids described in paragraph 9(e)(ii)(A) and paragraph 9(e)(ii)(B) by (y) a fraction the numerator of which shall be the number of Outstanding shares of APS held by such Existing Holder subject to such Submitted Bid or Submitted Sell Order and the denominator of which shall be the number of Outstanding shares of APS subject to all such Submitted Bids and Submitted Sell Orders.

      (iii) If, as a result of the procedures described in paragraph 9(e)(i) or paragraph 9(e)(ii), any Existing Holder would be entitled or required to sell, or any Potential Holder would be entitled or required to purchase, a fraction of a share of APS on any Auction Date, the Auction Agent shall, in such manner as in its sole discretion it shall determine, round up or down the number of shares of APS to be purchased or sold by any Existing Holder or Potential Holder on such Auction Date so that each Outstanding share of APS purchased or sold by each Existing Holder or Potential Holder on such Auction Date shall be a whole share of APS.

      (iv) If, as a result of the procedures described in paragraph 9(e)(i), any Potential Holder would be entitled or required to purchase less than a whole share of APS on any Auction Date, the Auction Agent shall, in such manner as in its sole discretion it shall determine, allocate shares of APS for purchase among Potential Holders so that only whole shares of APS are purchased on such Auction Date by any Potential Holder, even if such allocation results in one or more of such Potential Holders not purchasing any shares of APS on such Auction Date.

      (v) Based on the results of each Auction, the Auction Agent shall determine, with respect to each Broker-Dealer that submitted Bids or Sell Orders on behalf of Existing Holders or Potential Holders, the aggregate number of Outstanding shares of APS to be purchased and the aggregate number of the Outstanding shares of APS to be sold by such Potential Holders and Existing Holders and, to the extent that such aggregate number of Outstanding shares to be purchased and such aggregate number of Outstanding shares to be sold differ, the Auction Agent shall determine to which other Broker-Dealer or Broker-Dealers acting for one or more purchasers such Broker-Dealer shall deliver, or from which other Broker-Dealer or Broker-Dealers acting for one or more sellers such Broker-Dealer shall receive, as the case may be, Outstanding shares of APS

      (f) Miscellaneous. The Trust may interpret the provisions of this paragraph 9 to resolve any inconsistency or ambiguity, remedy any formal defect or make any other change or modification that does not substantially adversely affect the rights of Beneficial Owners of APS. A Beneficial Owner or an Existing Holder (A) may sell, transfer or otherwise dispose of shares of APS only pursuant to a Bid or Sell Order in accordance with the procedures described in this paragraph 9 or to or through a Broker-Dealer, provided that in the case of all transfers other than pursuant to Auctions such Beneficial Owner or Existing Holder, its Broker-Dealer, if applicable, or its Agent Member advises the Auction Agent of such transfer and (B) except as otherwise required by law, shall have the ownership of the shares of APS held by it maintained in book entry form by the Securities Depository in the account of its Agent Member, which in turn will maintain records of such Beneficial Owner's beneficial ownership. Neither the Trust nor any Affiliate shall submit an Order in any Auction. Any Beneficial Owner that is an Affiliate shall not sell, transfer or otherwise dispose of shares of APS to any Person other than the Trust. All of the Outstanding shares of APS of a series shall be represented by a single certificate registered in the name of the nominee of the Securities Depository unless otherwise required by law or unless there is no Securities Depository. If there is no Securities Depository, at the Trust's option and upon its receipt of such documents as it deems appropriate, any shares of APS may be registered in the Stock Register in the name of the Beneficial Owner thereof and such Beneficial Owner thereupon will be entitled to receive certificates therefor and required to deliver certificates therefor upon transfer or exchange thereof.

                                    EXHIBIT B

                           DEUTSCHE BANK TRUST COMPANY
                                AUCTION BID FORM

Submit To:  Deutsche Bank Trust Company          Issue:  Eaton Vance  Tax-
            Corporate Trust and Agency Group             Advantaged Dividend
            100 Plaza One                                Income Fund
            Jersey City, New Jersey  07311
            Attention: Auction Rate Securities
            Telecopier No.: (212) 797-8600
            Telephone No.: (212) 250-6645


The undersigned Broker-Dealer submits the following Order on behalf of the Bidder listed below:

Name of Bidder:  ________________________

                  BENEFICIAL OWNER

Shares now held  _______________    HOLD _____________
                                    BID at rate of _____________
                                    SELL_____________

                           POTENTIAL BENEFICIAL OWNER

            # of shares bid   _____________
            BID at rate of _____________ Notes:

(1) If submitting more than one Bid for one Bidder, use additional Auction Bid Forms.

(2) If one or more Bids covering in the aggregate more than the number of outstanding shares held by any Beneficial Owner are submitted, such bid shall be considered valid in the order of priority set forth in the Auction Procedures on the above issue.

(3) A Hold or Sell Order may be placed only by a Beneficial Owner covering a number of shares not greater than the number of shares currently held.

(4) Potential Beneficial Owners may make only Bids, each of which must specify a rate. If more than one Bid is submitted on behalf of any Potential Beneficial Owner, each Bid submitted shall be a separate Bid with the rate specified.

(5) Bids may contain no more than three figures to the right of the decimal point (.001 of 1%). Fractions will not be accepted.

[Name of Broker-Dealer] ________________________

Authorized Signature   ________________________

                                    EXHIBIT C


  (Note: To be used only for transfers made other than pursuant to an Auction)

TRANSFER FORM

Re:   Eaton Vance Tax-Advantaged Dividend Income Fund
      Auction Preferred Shares


      We are (check one):

[ ]  the Existing Holder named below;

[ ]  the Broker-Dealer for such Existing Holder; or

[ ]  the Agent Member for such Existing Holder.


      We hereby notify you that such Beneficial Owner has transferred _____ APS to ____________ .

            ____________________________________
            (Name of Existing Holder)

            ____________________________________
            [Name of Broker-Dealer]

            ____________________________________
            (Name of Agent Member)



            By:_________________________________
            Printed Name:
            Title:

                                    EXHIBIT D

   (Note: To be used only for failures to deliver APS sold pursuant to an
                                  Auction)


                         NOTICE OF A FAILURE TO DELIVER

Complete either I or II

      I. We are a Broker-Dealer for ____________________ (the "Purchaser"), which purchased _____ shares of APS of Eaton Vance Tax-Advantaged Dividend Income Fund in the Auction held on ____________________ from the seller of such shares.

      II. We are a Broker-Dealer for _____________________ (the "Seller"), which sold ____ shares of APS of Eaton Vance Tax-Advantaged Dividend Income Fund in the Auction held on ______________ to the Purchaser of such shares.

      We hereby notify you that (check one):

      _______ the Seller failed to deliver such shares to the Purchaser

      _______ the Purchaser failed to make payment to the Seller upon delivery of such shares


            Name:  _______________________
            [Name of Broker-Dealer]


            By:  _________________________
            Printed Name:
            Title:

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the date first above written.

                                    DEUTSCHE BANK TRUST COMPANY

                                    ____________________________________
                                    By:
                                    Title:


                                    [NAME OF BROKER-DEALER]


                                    ____________________________________
                                    By:
                                    Title: